Exhibit 99.01

EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

First Quarter
(Dollars in millions)	2007

Sales Revenue	$1,795
Less: contract ethylene sales (1)	70
Sales revenue excluding contract ethylene sales	$1,725

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2006	2006	2006	2006	2006

Sales Revenue	$1,803	$1,929	$1,966	$1,752	$7,450
Less: divested product lines
Coatings, Adhesives, Specialty Polymers and Inks (2)	18	17	18	12	65
Performance Chemicals and Intermediates (3)	30	29	38	14	111
Performance Polymers (2)	180	168	169	118	635
Sales revenue - continuing product lines	$1,575	$1,715	$1,741	$1,608	$6,639

(1) Contract ethylene sales under the transition supply agreement related to the divestiture of the polyethylene businesses

(2) Polyethylene and Epolene polymer businesses and related assets of the Performance Polymers and Coatings, Adhesives, Specialty Polymers, and Inks ("CASPI") segments located at the Longview, Texas site and the Company's ethylene pipeline were sold in fourth quarter 2006.

(3) The Company's Batesville, Arkansas manufacturing facility and related assets and the specialty organic chemicals product lines in the Performance Chemicals and Intermediates ("PCI") segment were sold in fourth quarter 2006.

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